SALT FUNDS TRUST

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of February 25, 2019 by and between Salt Funds Trust, a Delaware statutory trust (the “Trust”), and Salt Financial, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser is engaged in the business of providing investment advice and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust wishes to retain the Adviser to render investment advisory and management services; and

WHEREAS, the Adviser is willing to perform such services.

NOW, THEREFORE, the Trust and the Adviser agree as follows:

1. Appointment.

(a) The Trust hereby employs the Adviser to provide investment advisory and management services for each of the portfolios of the Trust specified in Schedule A, as such Schedule A may be amended from time to time (the “Initial Funds”).  This engagement is for the period and on the terms set forth in this Agreement.  The Adviser hereby accepts such employment and agrees to render the services and to assume the obligations set forth in this Agreement, for the compensation provided below.

(b) If the Trust establishes one or more portfolios other than the Initial Funds listed in Schedule A with respect to which it desires to retain the Adviser to act as investment adviser hereunder and if the Adviser is willing to render such services, such portfolio(s) shall become subject to this Agreement and Schedule A shall be amended accordingly (such portfolios together with the Initial Funds, each, individually, a “Fund” and, collectively, the “Funds”).  The compensation payable by such new portfolio(s) to the Adviser shall be agreed to in writing at the time and set forth on Schedule A, as amended.

(c) The Adviser may, at its expense, select and contract with one or more investment advisers registered under the Advisers Act, if required to be so registered (each, a “Sub-Adviser”), to perform, and thereby delegates to any such Sub-Adviser, some or all of the services for a Fund for which it is responsible under this Agreement or as the Adviser may otherwise determine to be necessary or appropriate to seek to implement the Fund’s investment objectives and strategies, subject to the approval of the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, and the approval of the Fund’s shareholders, if required.  The Adviser will compensate any Sub-Adviser for its services to the Fund.  The Adviser will evaluate and select the Sub-Advisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Sub-Adviser and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with the Fund’s investment policies and restrictions.  The Adviser may also terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Fund’s shareholders, if any is required, is obtained.  The Adviser will continue to have overall responsibility for the management and investment of the assets and responsibility for all advisory services furnished by any Sub-Adviser and will supervise each Sub-Adviser in its performance of its duties for the Fund with a view to preventing violations of all applicable laws and regulations, any applicable procedures adopted by the Trust’s Board of Trustees, and the provisions of the Fund’s Registration Statement as supplemented or amended from time to time.

2. Advisory and Management Services. The Adviser, subject to the direction and supervision of the Trust’s Board of Trustees and in conformity with applicable laws, the Trust’s Agreement and Declaration of Trust, Bylaws, Registration Statement, Prospectus and stated investment objectives, policies and restrictions, shall either directly, or indirectly through one or more Sub-Adviser(s):

(a) Manage the investment of each Fund’s assets including, by way of illustration, the evaluation of pertinent economic, statistical, financial and other data, the determination of the industries and companies to be represented in that Fund’s portfolio, the formulation and implementation of the Fund’s investment program, and the determination from time to time of the securities and other investments to be purchased, retained or sold by the Fund;

(b) Place orders for the purchase or sale of portfolio securities and other instruments and investments for each Fund’s account with broker-dealers selected by the Adviser, and enter into related agreements with dealers and other counterparties for derivatives and other investments on behalf of the applicable Fund;

(c) Administer the day to day operations of each Fund;

(d) Take any action and provide any advice with respect to the voting of proxies with respect to securities held by the Fund in accordance with the Adviser’s Proxy Voting Policies and Procedures, as amended and revised from time to time, provided that the Adviser may delegate proxy voting responsibility to a Fund’s Sub-Adviser;

(e) Furnish to the Trust office space at such place as may be agreed upon from time to time, and all office facilities, business equipment, supplies, utilities and telephone services necessary for managing the affairs and investments and keeping those accounts and records of the Trust and the Funds that are not maintained by the Trust’s transfer agent, custodian, accounting or subaccounting agent, or administrator, and arrange for officers or employees of the Adviser to serve, without compensation from the Trust, as officers, trustees or employees of the Trust, if desired and reasonably required by the Trust; and

(f) Pay such expenses as are incurred by it in connection with providing the foregoing services, except as provided in Section 3 below.

3. Trust Expenses.

(a) The Adviser agrees to pay all expenses of the Trust and each Fund, except for: (i) brokerage expenses and other fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions or in connection with creation and redemption transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions or any creation or redemption transactions); (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) compensation and expenses of counsel to the Trustees of the Trust who are not officers, directors/trustees, partners or employees of the Adviser or its affiliates (the “Independent Trustees”); (iv) extraordinary expenses (in each case as determined by a majority of the Independent Trustees); (v) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (vi) interest and taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); (vii) any fees and expense related to the provision of securities lending services; and (viii) the advisory fee payable to the Adviser hereunder.  The internal expenses of pooled investment vehicles in which a Fund may invest (acquired fund fees and expenses) are not expenses of the Trust and are not paid by the Adviser.

(b) The Adviser may, but is not obligated to, enter into a separate agreement with the Trust, pursuant to which the Adviser reimburses a Fund’s expenses or waives a portion of Adviser’s fee to the extent necessary to maintain the Fund’s expense ratio at an agreed-upon amount for an agreed-upon period of time.  To the extent and on the terms provided in such separate agreement, the Adviser may recoup such expenses reimbursed or waived by it, which a Fund was obligated to pay, and such recoupment will not be considered to be a part of the Adviser’s compensation under Section 4 of this Agreement.  The payment or assumption by the Adviser of any expense of the Trust or any Fund, that the Adviser is not required by this Agreement to pay or assume, shall not obligate the Adviser to pay or assume the same or any similar expense of the Trust or any Fund on any subsequent occasion.

4. Compensation. As compensation for the services performed with respect to each Fund, the Trust shall pay the Adviser as soon as practicable after the last day of each month a fee for such month computed at an annual rate specified in Schedule A, as may be amended from time to time.

For the purpose of calculating such fee, the net asset value for a month shall be the average of the net asset values as determined for each business day of the month.  If this Agreement becomes effective after the first day of a month, or terminates before the last day of a month, the compensation provided shall be prorated.

5. Services Not Exclusive. Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation (including any other investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of a Fund, and shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Adviser or any such affiliated person may be acting. While information and recommendations supplied to each Fund shall, in the Adviser’s judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Fund, they may be different from the information and recommendations supplied by the Adviser or its affiliates to other investment companies, funds and advisory accounts. The Trust shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Trust recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Adviser to any other investment company, fund or advisory account.

6. Portfolio Transactions and Brokerage. In placing portfolio transactions and selecting brokers or dealers, the Adviser shall endeavor to obtain on behalf of the Trust and the Funds the best overall terms available.  In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the “brokerage and research services” provided to the Trust, the Funds and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion.  The Adviser is authorized to pay a broker or dealer which provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to the Trust and the Funds.

7. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.  The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

8. Limitation of Liability. Neither the Adviser, nor any director, manager, member, partner, officer, agent or employee of the Adviser, shall be liable or responsible to the Trust or any of its shareholders for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties, except for liability resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of their respective duties.  The Adviser shall be indemnified by the Trust as an agent of the Trust in accordance with the terms of the Trust’s Agreement and Declaration of Trust and Bylaws.

9. Nature of Relationship. The Trust and the Adviser are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them. The Adviser is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Trust.

10. Duration and Termination. This Agreement shall become effective (a) with respect to the Initial Funds, upon its execution and (b) with respect to Funds added to the Agreement after its execution, as of the effective date specified in Schedule A, and shall continue in effect until two years from its effective date, provided it is approved by the vote of a “majority of the outstanding voting securities” of the Trust.  Thereafter, this Agreement shall continue in effect from year to year, provided its continuance is specifically approved at least annually (a) by vote of a “majority of the outstanding voting securities” of the Trust or by vote of the Board of Trustees of the Trust, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  The Trust (either by vote of its Board of Trustees or by vote of a “majority of the outstanding voting securities” of the Trust) may, at any time and without payment of any penalty, terminate this Agreement upon sixty days’ written notice to the Adviser. This Agreement shall automatically and immediately terminate in the event of its “assignment.”  The Adviser may terminate this Agreement without payment of any penalty on sixty days’ written notice to the Trust.

11. Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each party.  No material amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act and rules thereunder or in accordance with exemptive or other relief granted by the Commission or its staff.

12. Definitions. For the purposes of this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission (the “Commission”), or such interpretive positions as may be taken by the Commission or its staff under the 1940 Act, and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the Rules and Regulations thereunder.

13. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered to the party to this Agreement entitled to receive such notice at such address as such party may designate in writing.

14. Applicable Law; Venue. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent applicable law of the State of Delaware, or any of the provisions herein conflict with applicable provisions of the 1940 Act, the latter shall control. The parties hereto agree that all disputes arising out of or in connection with this Agreement shall be submitted to a federal District Court situated in the State of Delaware.

15. Name.  The Trust acknowledges and agrees that the name, “Salt” or any derivatives thereof or logo associated with therewith are the valuable property of the Adviser and its affiliates, and that the Trust and the Funds shall have the right to use such name (or derivatives or logos) only so long as this Agreement shall continue in effect.  Upon termination of this Agreement, the Trust and the Funds shall forthwith cease to use such name (or derivatives or logos).

16. Shareholder Rights. For the avoidance of doubt, shareholders of a Fund are not parties to, or intended (or "third-party") beneficiaries of, this Agreement.  To the maximum extent permitted by law, this Agreement is not intended to create in any individual shareholder or group of shareholders of a Fund any right to enforce this Agreement or to seek any remedy under this Agreement, either directly or on behalf of the Trust or the Fund.

17. Disclaimer of Trustee and Shareholder Liability. The obligations of the Trust and the Funds under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust and the Funds individually, but bind only the property of a relevant Fund and no other Fund of the Trust.  The Adviser agrees to look solely to the assets of the Trust and each Fund for the satisfaction of any liability in respect of the Trust and the Funds under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such transaction.

18. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

21. Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.  It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written in New York, New York.

SALT FUNDS TRUST	SALT FINANCIAL, LLC

By: /s/ Alfred Eskandar	By: /s/ Anthony R. Barchetto
Name: Alfred Eskandar	Name: Anthony R. Barchetto
Title: President	Title: CEO

SCHEDULE A
TO THE INVESTMENT ADVISORY AGREEMENT BETWEEN
SALT FUNDS TRUST AND SALT FINANCIAL, LLC

This Agreement relates to the following Funds:

Fund Name	Effective Date of Agreement for the Fund	Annual Management Fee (as a percentage of average daily net assets)
Salt Low truBetaTM US Market ETF	February 25, 2019	0.29%

Dated: February 25, 2019